Exhibit 4.57

(English Translation)

Supplementary Agreement to Operating Agreement

This Supplementary Agreement to Operating Agreement (the “Agreement”) is entered into by and among the following parties on September 6, 2011 in Beijing:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.

Address:	3/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China

Party B:	Baidu HR Consulting (Shanghai) Co., Ltd.

Address:	Rooms 202 and 204, No. 248 Fuyun Road, Jiading Industrial Zone, Shanghai, PRC

Party C:	Robin Yanhong Li

Party D:	Baidu Netcom Science Technology Co., Ltd.

Address:	2/F, Baidu Campus, No. 10 Shangdi 10th Street, Haidian District, Beijing 100085, The People’s Republic of China

WHEREAS:

(1) Based on the Operating Agreement entered into Parties A, B and C (the “Original Agreement”), the parties hereto agreed on the business operation matters of Parties A and B, and the rights and obligations of Parties C and D as shareholders of Parties B;

(2) With Party A’s consent, Party C intends to transfer his shares in Party B (the “Shares”) to Party D (the “Share Transfer”);

(3) Based on the assumption that the Share Transfer will be legally completed, Party D agrees to assume all the rights and obligations of Party C under the Original Agreement; the parties to the Original Agreement accept such arrangement and agree to amend the Original Agreement accordingly.

NOW THEREFORE, to clarify the rights and obligations of the parties hereto, the parties agree as follows:

1. The parties hereto agree: From the date on which Party B completes the registration of the Share Transfer with the industrial and commercial authorities (which is the date when Party D is officially registered as a shareholder of Party B with the industrial and commercial authorities) (the “Transfer Effective Date”), (1) Party D shall replace Party C as a contract party to the Original Agreement, and assume all the rights and obligations of Party C under the Original Agreement and continue to perform the Original Agreement; (2) Accordingly, Party C shall not be entitled to any right or obligation under the Original Agreement.

2. The parties hereto agree and confirm: The Original Agreement shall be renewed by this Agreement automatically upon the Transfer Effective Date; Parties A, B and D may enter into a separate agreement to restate their respective rights and obligations upon the Transfer Effective Date if they consider necessary.

3.	This Agreement shall be effective as of the date first set forth above.

4. The provisions about dispute resolution in Section 12 of the Original Agreement shall be applied to the dispute resolution of this Agreement.

5. This Agreement is executed in four originals, each party holding an original. All the originals shall have the same legal effect.

[Signature Page Follows]

[No Text on this Page]

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Authorized representative: Zhan Wang

Signature: /s/ Zhan Wang

Seal: (the seal of Baidu Online Network Technology (Beijing) Co., Ltd.)

Party B: Baidu HR Consulting (Shanghai) Co., Ltd.

Authorized representative:

Signature: /s/ Authorized representative

Seal:

Party C: Robin Yanhong Li

Signature: /s/ Robin Yanhong Li

Party D: Baidu Netcom Science Technology Co., Ltd.

Authorized representative:

Signature: /s/ Authorized representative

Seal:

3